Exhibit 10.40

CONFIDENTIAL	EXECUTION COPY

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This Confidentiality and Non-Compete Agreement (this “Agreement”) is entered into between Ingredion Incorporated, a Delaware corporation with its corporate offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154 (the “Company”), and Cheryl K. Beebe (“Ms. Beebe”).

WHEREAS, Ms. Beebe was previously employed by the Company as Executive Vice President and Chief Financial Officer of the Company and retired from the Company on February 8, 2014.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Ms. Beebe hereby agree as follows:

1.                                      Confidentiality.

(a)                                 Ms. Beebe shall not, for a period through and including February 8, 2019, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or periodical or in any other media available to the general public, other than as a result of any breach of this of this Agreement by Ms. Beebe, or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Ms. Beebe gives prompt notice of such requirement to the Company (unless prohibited by law) to enable the Company to seek an appropriate protective order.  Ms. Beebe hereby affirms that she has returned to the Company or destroyed all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information .

2.                                      Noncompetition; Nonsolicitation.

(a)                                 Ms. Beebe agrees that for a period through and including February 8, 2015 (“Non-Compete Term”), she shall not in any manner, alone or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, sweetener, or other products produced or marketed by Ingredion as of the date hereof, or that could be used as a substitute for such products including, but not limited to, Tapioca, Manioc, Yucca, Rice or Potato starches, flours, syrups, and sweeteners; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Maltose syrup, and Maltodextrin sweeteners; Corn oil; Gluten protein; and

Caramel Color, and specifically including but not limited to the following entities that manufacture such or similar products:  ADM, Cargill, Bunge, Roquette, Penford, Staley, and Tate & Lyle, including joint ventures, subsidiaries or divisions thereof or any entity which succeeds to the relevant business.  Notwithstanding any provision to the contrary, it shall not be a violation of this Agreement for Ms. Beebe to be or become the registered or beneficial owner of less than 5% of any class of securities listed on any stock exchange, in any business or corporation which is included in the scope of this Section 2.

(b)                                 Ms. Beebe further agrees that during the Non-Compete Term she shall not solicit or recruit employees of the Company or any of its subsidiaries.

(c)                                  If, prior to the expiration of the non-competition period, Employee would like to become employed by or otherwise participate in any business or other activity that she believes may violate the restrictive covenants, Employee may request that the Company waive or limit its rights under the restrictive covenants as they pertain to the particular opportunity.  Employee will provide her request to the Company’s General Counsel in writing, and will provide sufficient detail of the particular opportunity to allow the Company to evaluate her request.  The Company agrees that it will use reasonable efforts to respond to any request within ten business days, but failure to do so shall not be deemed a waiver.

3.                                      Consideration.

(a)                                 In consideration the restrictive covenants herein, the Company shall pay Ms. Beebe the sum of $1,048,320.00 (One million, forty-eight thousand, three hundred and twenty dollars).  One half of this sum ($524,160.00) shall be paid in a lump sum on August 31, 2014.  The remaining fifty percent shall be paid monthly in six equal installments, payable after completion of each month within five (5) business days after month end, with the first payment due on or before October 7, 2014.  All payments hereunder shall be deposited by the Company in the bank account designated by Ms. Beebe in writing.

4.                                      Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 1 and 2 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled to seek, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically.  In addition to an injunction, the Company and its successors and permitted assigns shall be entitled to seek money damages; however, neither party shall be liable to the other for any damages hereunder in excess of $1,048,320.00 (One million, forty-eight thousand, three hundred and twenty dollars).

5.                                      Representations.  Ms. Beebe represents and warrants to the Company that the execution, delivery and performance of this Agreement by Ms. Beebe does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Ms. Beebe is a party or by which she is bound.

6.                                      Survival.  Sections 1, 2 and 4 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms.

7.                                      Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Senior Vice President Human Resources, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154  U.S.A., fax +1-708-551-2895, and if to Ms. Beebe, to the address which Ms. Beebe will provide to the Company in writing.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered by overnight courier, or (ii) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section.

8.                                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.                                      Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

10.                               Successors and Assigns.  This Agreement shall be enforceable by Ms. Beebe and her heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Illinois and exclusive venue shall be in the courts in Illinois.

12.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Ms. Beebe, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.                               Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

14.                               THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF THEIR OWN SELECTION AND AT THEIR OWN COST, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INGREDION INCORPORATED

By:

/s/ Diane J. Frisch
Diane J. Frisch
Senior Vice President, Human Resources

Date:	3/12/14

Accepted:

/s/ Cheryl K. Beebe
Cheryl K. Beebe

Date:	3/7/14